EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Imation Corp.
     Registrations on Form S-8


We are aware that our report dated October 30, 1996 on our reviews of the interim condensed information of Imation Corp. (the Company) for the three and nine month periods ended September 30, 1996 and 1995, and included in the Company's Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in the Company's Registration Statements on Form S-8 (Registration Nos. 333-15273, 333-15275 and 333- 15277). Pursuant to Rule 436(c), under the
Securities Act of 1933, this report should not be considered part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                                 /s/ COOPERS & LYBRAND L.L.P.

                                 COOPERS & LYBRAND L.L.P.




St. Paul, Minnesota
November 13, 1996